      As filed with the Securities and Exchange Commission on September 29, 1999
                                                      Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                                ASHFORD.COM, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                     5945                            76-0565398
         (State or other jurisdiction               (Primary Standard Industrial               (IRS Employer
       of incorporation or organization)             Classification Code Number)            Identification No.)

                        3800 BUFFALO SPEEDWAY, SUITE 400
                              HOUSTON, TEXAS 77098
                                 (713) 369-1300
               (Address of principal executive offices) (Zip Code)
                               -------------------

                   ASHFORD.COM, INC. 1998 STOCK INCENTIVE PLAN
                  ASHFORD.COM, INC. 1999 EQUITY INCENTIVE PLAN
               ASHFORD.COM, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
                   KENNETH E. KURTZMAN STOCK OPTION AGREEMENT
        SHARES ACQUIRED UNDER KENNETH E. KURTZMAN STOCK OPTION AGREEMENT
                            (Full title of the Plans)
                               -------------------

                               KENNETH E. KURTZMAN
                             CHIEF EXECUTIVE OFFICER
                                ASHFORD.COM, INC.
                        3800 BUFFALO SPEEDWAY, SUITE 400
                              HOUSTON, TEXAS 77098
                     (Name and address of agent for service)
                                 (713) 369-1300
          (Telephone number, including area code, of agent for service)
                               -------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================

            Title of                                           Proposed Maximum      Proposed Maximum
           Securities                           Amount             Offering              Aggregate            Amount of
              to be                             to be                Price               Offering           Registration
           Registered                       Registered (1)         per Share               Price                 Fee
           ----------                       --------------         ---------               -----                 ---
Ashford.com, Inc.
1998 Stock Incentive Plan
     Options                                   3,622,322              N/A                   N/A                  N/A
     Common Stock (par value $0.001)           3,622,322            $13 (2)          $ 47,090,186 (2)          $13,092

Ashford.com, Inc.
1999 Equity Incentive Plan
     Options                                   2,375,000              N/A                   N/A                  N/A
     Common Stock (par value $0.001)           2,375,000            $13 (2)           $30,875,000 (2)          $8,584

Ashford.com, Inc.
1999 Employee Stock Purchase Plan
     Rights to Purchase                         950,000               N/A                   N/A                  N/A
     Common Stock (par value $0.001)            950,000             $13 (2)           $12,350,000 (2)          $3,434

Shares Acquired under Kenneth E. Kurtzman
Stock Option Agreement
     Common Stock (par value $0.001)           1,852,500            $13 (2)           $24,082,500 (2)          $6,695

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Ashford.com, Inc. 1998 Stock Incentive Plan, the Ashford.com, Inc. 1999 Equity Incentive Plan, the Ashford.com, Inc. 1999 Employee Stock Purchase Plan, and the Kenneth E. Kurtzman Stock Option Agreement (including the shares already acquired under this stock option agreement) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Ashford.com, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Ashford.com, Inc. on September 22, 1999.



                                EXPLANATORY NOTE

         Ashford.com, Inc. ("Ashford.com" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its Common Stock, $0.001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that Ashford.com prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,852,500 shares of Common Stock acquired by Kenneth E. Kurtzman under the Kenneth E. Kurtzman Stock Option Agreement.

                                ASHFORD.COM, INC.

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3


Form S-3 Item Number                                          Location/Heading in Prospectus
- --------------------                                          ------------------------------
1.    Forepart of Registration Statement and Outside          Cover page
      Front Cover page of Prospectus

2.    Inside Front and Outside Back Cover Page of             Available Information; Incorporation of Certain
      Prospectus                                              Information by Reference

3.    Summary Information, Risk Factors and Ratio of          Risk Factors
      Earnings to Fixed Charges

4.    Use of Proceeds                                         Use of Proceeds

5.    Determination of Offering Price                         Not applicable

6.    Dilution                                                Not applicable

7.    Selling Security Holder                                 Selling Security Holder

8.    Plan of Distribution                                    Plan of Distribution

9.    Description of Securities to be Registered              Not Applicable

10.   Interests of Named Experts and Counsel                  Not Applicable

11.   Material Changes                                        Not Applicable

12.   Incorporation of Certain Information                    Documents Incorporated by Reference

13.   Disclosure of Commission Position on                    Indemnification
      Indemnification for Securities Act Liabilities

REOFFER PROSPECTUS



                             SHARES OF COMMON STOCK
                                ASHFORD.COM, INC.



         This Reoffer Prospectus relates to 1,852,500 shares of the common stock, par value $0.001 (the "Common Stock"), of Ashford.com, Inc. ("Ashford.com" or the "Company"), which may be offered from time to time by Kenneth E. Kurtzman (the "Registered Stockholder"). It is anticipated that the Registered Stockholder will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registered Stockholder will be borne by such Registered Stockholder.

         The Common Stock is traded on the Nasdaq National Market System.

         The Registered Stockholder and any broker executing selling orders on behalf of the Registered Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the 1933 Act.

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
           CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
                               ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is September 29, 1999.

                              AVAILABLE INFORMATION

         The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") upon the first date on which its Common Stock is registered under Section 12(g) of the 1934 Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such request should be directed to David Gow, Ashford.com, Inc., 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098. The Company's telephone number at that location is (713) 369-1300.



                                TABLE OF CONTENTS

                                                                                              PAGE
         THE COMPANY....................................................................       3

         RISK FACTORS...................................................................       5

         REGISTERED STOCKHOLDER.........................................................       19

         PLAN OF DISTRIBUTION...........................................................       19

         USE OF PROCEEDS................................................................       20

         DOCUMENTS INCORPORATED BY REFERENCE............................................       20

         INDEMNIFICATION................................................................       20

                                  THE COMPANY
                                  OUR BUSINESS

     We ("Ashford.com" or the "Company"), are a Web-based retailer focused exclusively on luxury and premium products, including new and vintage premium watches, fine writing instruments, fragrances, sunglasses and other luxury goods. We currently carry over 7,000 new and vintage watch SKUs, or styles, and currently offer a total of more than 8,000 styles across all of our product categories. We believe that our current luxury and premium product offerings, as well as other product categories such as leather goods, ties, scarves and jewelry, are well suited for online commerce given brand recognition, generally high average sales prices and relatively low average distribution and shipping costs.

                             OUR MARKET OPPORTUNITY

     We believe that many people find shopping for luxury and premium products to be time-consuming and inconvenient because few traditional store-based retailers are able to combine an extensive selection, convenient shopping hours, broad geographic coverage and knowledgeable staff. Our online store is designed to provide consumers with a convenient and enjoyable shopping experience in a Web-based retail environment. The key components of the Ashford.com experience include:

- - EXTENSIVE PRODUCT SELECTION. We offer a variety of luxury and premium products, including what we believe is one of the largest selections of premium watches available on the Internet.

- - COMPELLING CONTENT AND DETAILED PRODUCT INFORMATION. Our goal is to help customers make informed purchasing decisions by providing significant content and detailed product information.

- - COMPETITIVE PRICES AND COMPELLING VALUE. We believe we offer our customers products at competitive prices and, combined with our high-quality shopping experience, provide compelling value.

- - COMMITMENT TO EXCELLENT CUSTOMER SERVICE. Luxury and premium goods consumers expect the highest level of personalized customer service and we aim to exceed our customers' expectations by providing superior customer service, extended warranties, complimentary shipping and gift-wrapping, and a generous return policy.

- - PERSONALIZED SHOPPING EXPERIENCE. We provide convenient and useful shopping services, such as an innovative online private reserve that allows customers to choose and compare products side-by-side, gift suggestions and software that allows real-time online customer interaction.

- - GEOGRAPHIC COVERAGE. By selling online, we are able to offer an extensive selection of products throughout the U.S. and worldwide where the products might not otherwise be available.

                                  OUR STRATEGY

     Our objective is to be one of the leading online retailers of luxury and premium products. Key elements of our strategy include:

- - FOCUS ON THE PREMIUM RETAIL WATCH MARKET. We intend to capitalize on our online market position in watches to become the primary destination for consumers to purchase premium watches.

- - EXTEND LEADERSHIP POSITION IN FINE WATCHES TO OTHER LUXURY AND PREMIUM PRODUCT CATEGORIES. We intend to enhance our product offerings by expanding into additional luxury and premium product categories that we believe are well suited for online commerce.

- - BUILD ASHFORD.COM EXPERIENCE AND BRAND. We intend to establish a brand identity that will support the creation of an Internet luxury community and provide leading brand owners a powerful new distribution channel consistent with their luxury identities.

- - EXPAND RELATIONSHIPS WITH LEADING LUXURY BRANDS. Our intent is to be the Internet retailer of choice for leading luxury and premium brand owners.

- - PURSUE WAYS TO INCREASE OUR SALES. We intend to pursue new opportunities to increase our sales by expanding into new product categories, increasing product selection in our existing departments and continuing to take steps to add new customers and to promote repeat purchases.

- - EXPAND OUR OPERATIONAL AND SYSTEMS INFRASTRUCTURE. We plan to continue to devote resources to growing our systems and operational infrastructure to handle increased volume, enhance our service offerings and take advantage of the unique characteristics of online luxury goods retailing.


                             CORPORATE INFORMATION

     We were incorporated in Texas in March 1998 under the name NewWatch Company and began conducting business as Ashford.com in May 1999. In July 1999, we changed our name to Ashford.com, Inc. and reincorporated in Delaware. Our corporate offices are located at 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098. The telephone number is (713) 369-1300. Information contained on our Web site does not constitute part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING DIFFICULT. BECAUSE MOST OF OUR EXPENSES ARE FIXED BASED ON PLANNED OPERATING RESULTS, FAILURE TO ACCURATELY FORECAST REVENUE COULD CAUSE NET LOSSES IN A GIVEN QUARTER TO BE GREATER THAN EXPECTED.

     We were incorporated in March 1998. We began selling products on our Web site in April 1998 and the results for the 1999 fiscal year are the same as those for the period from inception, March 6, 1998, through March 31, 1999. Accordingly, we have an extremely limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which is uncertain. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW, WHICH MAY LIMIT OR DELAY OUR ABILITY TO BECOME PROFITABLE.

     Since our formation and through June 30, 1999, we have expended approximately $4.3 million on our technology, Web site development, advertising, hiring of personnel and startup costs. As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to:

- - brand development, marketing and other promotional activities;

- - the expansion of our fulfillment operations, which includes supply procurement, warehousing, order receipt, packaging and shipment;

- - the addition of customer service personnel;

- - the continued development of our Web site, the systems and staff that process customer orders and payments, and our computer network;

- - the expansion of our product offerings and Web site content; and

- - development of relationships with strategic business partners.

     As of June 30, 1999, we had an accumulated deficit of $4.4 million. We incurred net losses of $1.3 million for the fiscal year ended March 31, 1999 and $3.2 million for the quarter ended June 30, 1999.

     Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

     Our quarterly operating results have fluctuated in the past and we expect both our quarterly and annual operating results to fluctuate significantly in the future. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly. The following are material factors that may harm our business or cause our operating results to fluctuate:

- - our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases;

- - seasonality;

- - our inability to manage inventory levels or control inventory theft;

- - our inability to manage our fulfillment operations;

- - our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customer orders and payments or our computer network;

- - the ability of our competitors to offer new or enhanced Web sites, services or products;

- - our inability to obtain product lines from our suppliers;

- - the availability and pricing of merchandise from vendors; and

- - increases in the cost of online or offline advertising.

     A number of factors will cause our gross margins to fluctuate in future periods, including the mix of watches and other products sold by us, inventory management, marketing and supply decisions, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods.

WE EXPECT TO EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES, WHICH WILL CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE AND COULD CAUSE OUR ANNUAL RESULTS TO BE BELOW EXPECTATIONS.

     We expect to experience significant seasonal fluctuations in our net sales that will cause quarterly fluctuations in our operating results. In particular, we realized approximately 40% of our net sales for fiscal year 1999 during the fourth calendar quarter primarily due to gift purchases made during the holiday season and this trend may continue in the future.

     In anticipation of increased sales activity during the fourth calendar quarter, we expect to hire a significant number of temporary employees to bolster our permanent staff and significantly increase our inventory levels. For this reason, if our net sales are below seasonal expectations during this quarter, our annual operating results could be below the expectations of securities analysts and investors.

     Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales and the impact of seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period.

IF WE ARE UNABLE TO PURCHASE OR CONTINUE TO PURCHASE PRODUCTS, PARTICULARLY WATCHES, DIRECTLY FROM THE BRAND OWNERS, OUR NET SALES COULD DECREASE.

     We currently purchase watches directly from the brand owner on approximately 55 of the 70 watch brands that we sell and 9 of the 12 writing instrument brands that we sell. Watches purchased directly from brand owners accounted for approximately 70% of all watches that we sold through June 30, 1999. In particular, 17% of all watches sold were purchased from Seiko and 12% were purchased from Citizen. We are negotiating with some of the remaining brand owners to purchase those brands directly, in watches and other product categories. We believe that purchasing directly from the brand owners will provide us with a more predictable supply of products, as well as a lower cost of goods. As a result, we believe that part of our success is contingent on attaining or maintaining our ability to buy directly from the brand owners. If we lose our ability to buy directly from the brand owners, our net sales or margins may decrease.

OUR ABILITY TO MEET CONSUMER DEMAND IS IN PART DEPENDENT UPON THE AVAILABILITY OF PRODUCTS PURCHASED INDIRECTLY FROM SOURCES OTHER THAN THE BRAND OWNERS. IF WE ARE UNABLE TO OBTAIN POPULAR PRODUCTS THROUGH INDIRECT SOURCES, OUR NET SALES WILL DECLINE.

     We purchase brands indirectly from distributors and other third parties that we do not purchase directly from the brand owners. Currently, we purchase indirectly approximately 15 of the 70 watch brands that we sell, 3 of the 12 writing instrument brands that we sell and all of the fragrances and sunglasses that we sell. Although no indirect source accounted for more than 3% of all watches that we sold through June 30, 1999, watches purchased indirectly from wholesalers, distributors and retailers accounted for approximately 30% of all watches that we sold. The availability of products purchased indirectly depends on many factors, including consumer demand, manufacturer production and fashion trends. Since there are no guarantees that we will be able to obtain a sufficient supply of products indirectly from third-party distributors and other suppliers, customer demand may, at times, exceed our supply of those products. If this occurs we could lose customers and our net sales would decline. In addition, the luxury goods brand owners could establish procedures to limit or control our ability to purchase products indirectly and several brand owners in the U.S. have distinctive legal rights rendering them the only legal importer of their respective brands into the U.S. In the event we acquire such products indirectly from distributors and other third parties who may not have complied with applicable Customs laws and regulations, such goods can be subject to seizure from our inventory by U.S. Customs, and the importer may have a civil action for damages against us. As it is often difficult to ascertain the original circumstances of importation of certain goods offered to us by our distributors and other third parties, this could impact our ability to obtain sufficient quantities of popular luxury goods, such as watches, and cause customer dissatisfaction.

IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF POPULAR LUXURY AND PREMIUM PRODUCTS, OUR NET SALES COULD DECREASE.

     If we are not able to offer our customers a sufficient supply and selection of products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we generally do not have long-term or exclusive arrangements with brand owners, distributors or brokers that guarantee the availability of products for resale.

     In the luxury goods market, a product or fashion style periodically becomes intensely popular. From time to time, we may have trouble obtaining sufficient product allocations of particularly popular brands. In addition, we believe that some of our suppliers may establish their own online retailing efforts, which may impact our ability to get sufficient product allocations from suppliers. In several cases, the brands that we wish to carry have delayed establishing a relationship with us until they have their own Web site up and running. In other cases, the brand owners distribute only a small amount of product and rely partially on the scarcity of that product to provide a merchandising mystique. It is unlikely that we will obtain product for our Web site from brands who follow the scarcity mystique, and there is no assurance that we will actually obtain relationships within all sectors that we have planned to offer. Therefore, we do not have a predictable or guaranteed supply of products.

BECAUSE WE CARRY ALMOST ALL OF THE PRODUCTS WE SELL IN INVENTORY, IF WE ARE UNABLE TO ACCURATELY PREDICT AND PLAN FOR CHANGES IN CONSUMER DEMAND OUR NET SALES AND GROSS MARGINS MAY DECREASE.

     We carry inventory on approximately 75% of the products we sell. At June 30, 1999, we held approximately $6.2 million of products in inventory and we expect this number will increase in the future in order to support possible higher sales levels. As a result, the rapidly changing trends in consumer tastes in the market for luxury and premium products subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular products in advance of the fourth calendar quarter would harm our operating results for the entire fiscal year. In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we begin to offer additional luxury items due to our lack of experience in purchasing these items. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any increase would subject us to additional inventory risks.

IF WE EXPERIENCE SIGNIFICANT INVENTORY THEFT, OUR GROSS PROFIT MARGIN WOULD DECREASE.

     Although immaterial to date, in the past we have experienced theft of merchandise shipments in route from our facility to our customers. In the future, we expect that we may also experience theft of merchandise while it is being held in our fulfillment facility. We have worked with our shipping carriers and have taken steps aimed at preventing theft. If these steps are inadequate or if security measures fail at our fulfillment facility, we could incur significant inventory theft, which could cause gross profit margins and results of operations to decrease significantly.

SALES OF LUXURY GOODS ARE PARTICULARLY SUSCEPTIBLE TO GENERAL ECONOMIC DOWNTURNS. IF GENERAL ECONOMIC CONDITIONS DETERIORATE, OUR SALES COULD SUFFER.

     Purchases of luxury products are typically discretionary for consumers and may be particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent on a number of factors relating to discretionary consumer spending and affecting disposable consumer income, such as employment, wages and salaries, business conditions, interest rates, exchange rates, availability of credit and taxation. In addition, because the purchase of luxury products is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND IMPROVE OUR REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, WE MAY NOT BE ABLE TO MANAGE GROWTH EFFECTIVELY AND OUR OPERATING RESULTS WOULD BE HARMED.

     Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. Our management team has been assembled recently and has not worked together extensively in the past. There can be no assurance that the management team can work together effectively and can implement our internal growth and acquisition strategies. Any inability of our management to integrate additional companies, customer databases, merchandise lines, categories of merchandise, technology advances, fulfillment systems, and customer service into operations and to eliminate unnecessary duplication may have a materially adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR NEW ACCOUNTING AND FINANCIAL REPORTING SYSTEMS, OUR STOCK PRICE COULD DECLINE.

     We anticipate expanding our financial and management information systems to accommodate new data. If we fail to successfully implement and integrate our new financial reporting and management information systems with our existing systems or if we are not able to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial information. Our failure to have adequate, accurate or timely financial information would hinder our ability to manage our business and operating results. If we grow rapidly, we will face additional challenges in upgrading and maintaining our financial and reporting systems.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     We expect competition in the online sale of luxury and premium products to intensify in the future. Increased competition is likely to result in price pressure, reduced gross margins and loss of market share, any of which could seriously harm our net sales and operating results. In addition, the retail watch industry is intensely competitive. We currently or potentially compete with a variety of other companies, including:

- - traditional retailers of luxury and premium products;

- - brand owners of the products we sell;

- - other online retailers of luxury and premium products; and

- - catalog retailers.

     Many of our competitors have advantages over us including longer operating histories, greater brand recognition and significantly greater financial, sales and marketing and other resources. In addition, traditional store-based retailers offer customers benefits that are not obtainable over the Internet, such as enabling customers to physically inspect a product before purchase and not incurring costs associated with maintaining a Web site.

IF WE ARE UNABLE TO BUILD AWARENESS OF THE ASHFORD.COM BRAND, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER NAME RECOGNITION AND OUR SALES COULD BE ADVERSELY AFFECTED.

     If we are unable to economically achieve or maintain a leading position in online commerce or to promote and maintain our brand, our business, results of operations and financial condition could suffer. We believe that the importance of brand recognition will increase as more

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

companies engage in commerce over the Internet. Development and awareness of our brand will depend largely on our success in increasing our customer base. If the leading brand owners do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive us as offering a desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Furthermore, in order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, we plan to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers.

IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD FAIL TO ATTRACT NEW CUSTOMERS.

     If we launch or acquire a new department or product category that is not favorably received by consumers, our brand or reputation could be damaged. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. An expansion of our business to include other luxury goods will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of other new or complementary businesses, products or technologies.

IF OUR STRATEGY TO SELL PRODUCTS OUTSIDE OF THE UNITED STATES IS NOT SUCCESSFUL, OUR INCREASES IN OPERATING EXPENSES MAY NOT BE OFFSET BY INCREASED SALES.

     If we are not able to successfully market, sell and distribute our products in foreign markets or if certain risks and uncertainties of doing business in foreign markets prove insurmountable then these factors could have a material adverse effect on our future global operations, and consequently, on our operating margins. Although we currently may not sell merchandise to customers outside the United States, we intend to do so in the future. We do not currently have any overseas fulfillment or distribution facility or arrangement or any Web site content localized for foreign markets, and we cannot be certain that we will be able to establish a global presence. In addition, there are certain risks inherent in doing business on a global level, including:

- - regulatory requirements;

- - export restrictions;

- - tariffs and other trade barriers;

- - difficulties in staffing and managing foreign operations;

- - difficulties in protecting intellectual property rights;

- - longer payment cycles;

- - problems in collecting accounts receivable;

- - political instability;

- - fluctuations in currency exchange rates; and

- - potentially adverse tax consequences.

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

IF WE DO NOT SUCCESSFULLY EXPAND OUR FULFILLMENT OPERATIONS, OUR NET SALES MAY FALL BELOW EXPECTATIONS.

     We must be able to quickly and efficiently fill customer orders. If we do not successfully expand our fulfillment operations to accommodate increases in demand, particularly during the fourth calendar quarter of each year, we will not be able to increase our net sales in accordance with the expectations of securities analysts and investors. In the retail industry, fourth quarter sales are often as much as 50% of total annual sales. Our success depends on our ability to rapidly expand our fulfillment operations and information systems in order to accommodate increases in customer orders, whether due to seasonal factors or growth of our business. Our planned expansion may cause disruptions in our business. Our current fulfillment operations may not be adequate to accommodate increases in customer demand that may occur during the fourth calendar quarter of 1999.

IF WE EXPERIENCE PROBLEMS WITH OUR THIRD-PARTY SHIPPING SERVICES, WE COULD LOSE CUSTOMERS.

     We rely upon third-party carriers, primarily Federal Express and UPS, for product shipments, including shipments to and from our warehouse. We are therefore subject to the risks, including employee strikes and inclement weather, associated with these carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand.

OUR OPERATING RESULTS DEPEND ON OUR INTERNALLY DEVELOPED WEB SITE, NETWORK INFRASTRUCTURE AND TRANSACTION-PROCESSING SYSTEMS. IF WE DO NOT SUCCESSFULLY EXPAND OUR WEB SITE AND THE SYSTEMS THAT PROCESS CUSTOMER ORDERS, WE COULD LOSE CUSTOMERS AND NET SALES COULD BE REDUCED.

     The satisfactory performance, reliability and availability of our Web site, transaction-processing systems and network infrastructure are critical to our operating results, as well as to our ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of our Web site or reduced performance of the transaction systems would reduce the volume of sales and the attractiveness of our service offerings. This would seriously harm our business, operating results and financial condition. We are currently upgrading our system architecture to accommodate increased traffic and processing needs. We expect this process to be time consuming and expensive and our upgrade may not be successful.

     We use internally developed systems for our Web site and substantially all aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Web site or the number of purchases made by customers increases by more than 20 times our current sales levels, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

     If we fail to rapidly upgrade our Web site or toll-free call center in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully fulfill customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our Web site or expand these computer systems without system downtime, particularly

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

during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining our systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS. THE OCCURRENCE OF A NATURAL DISASTER OR OTHER UNEXPECTED PROBLEM COULD DAMAGE OUR REPUTATION AND BRAND AND REDUCE OUR NET SALES.

     The occurrence of a natural disaster or unanticipated problems at our leased or offsite hosting facilities that house substantially all of our computer and communications hardware systems could cause interruptions or delays in our business, destroy data or render us unable to accept and fulfill customer orders. Any of these interruptions or delays at these facilities would reduce our net sales. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have not established specific procedures for handling damage or interruptions caused by these events and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could interrupt our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

OUR NET SALES COULD DECREASE IF OUR ONLINE SECURITY MEASURES FAIL.

     Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.

     A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed procedures to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have realized losses of approximately $36,000 as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

     If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete. To develop our Web site and technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our technology to meet customer requirements or emerging industry standards.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.

     Other parties may assert infringement or unfair competition claims against us. We cannot predict whether they will do so, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any infringement claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. Further, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

     The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. In April and in May 1999, we filed applications with the United States Patent and Trademark Office for registration of the trademarks "ASHFORD" and "Ashford.com" for multiple classes of goods. In September 1999, we filed applications with the United States Patent and Trademark Office for registration of the Ashford.com design mark and the stylized "A" design mark for multiple classes of goods. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND RESULT IN LOSS OF NET SALES.

     Our future performance will depend on the continued services of our management and key personnel and the ability to attract additional management and key personnel. The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. Several of our senior management joined us in the last six months, including our Chief Executive Officer, Chief Financial Officer, Vice President of Marketing, Vice President of Business Development, Vice President of Merchandising and Vice President, General Counsel and Secretary. Our future success depends on these officers effectively working together with our original management team. Our relationships with these officers and key employees are at will and none of our officers or key employees is bound by an employment agreement for any specific term. We currently have key person life insurance policies covering Kenneth E. Kurtzman and James H. Whitcomb, Jr. While the proceeds of these policies might assist us in recruiting executive officers, the proceeds would not address the potential disruption to our business of recruiting and integrating new senior management.

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

WE MAY NOT ACHIEVE EXPECTED BENEFITS OF ANY INVESTMENTS OR ACQUISITIONS THAT WE COMPLETE.

     As we identify appropriate opportunities, we intend to make acquisitions of or investments in complementary companies, products or technologies. We may not correctly identify or realize the anticipated benefits of any acquisition or investment. For example, we may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. Acquisitions may further strain our existing financial and managerial controls and reporting systems and procedures. In addition, key personnel of acquired companies may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. Further, any physical expansion in facilities due to an acquisition may result in disruptions that seriously impair our business. We are not experienced in managing facilities or operations in geographically distant areas. Finally, in connection with any future acquisitions, we may incur debt or issue equity securities as part or all of the consideration for the acquired company's assets or capital stock. We may be unable to obtain sufficient additional financing on favorable terms, or at all. Equity issuances could be dilutive to our existing stockholders or us.

CONSUMER DEMAND FOR OUR PRODUCTS AND SERVICES WOULD DECREASE IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.

     Any failure of our material systems, our suppliers' material systems or the Internet to be year 2000 compliant would materially impact our operating expenses and sales. Other consequences would include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we use. At this time, we have not yet developed a contingency plan to address situations that may result if we or our suppliers are unable to achieve year 2000 compliance. The cost of developing and implementing a plan, if necessary, could be material. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services, our net sales and our gross profit.

EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER ASHFORD.COM AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER STOCKHOLDERS.

     Executive officers, directors and entities affiliated with them, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders will, in aggregate, beneficially own approximately 51% of our outstanding common stock following the completion of the initial public offering.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In particular, our certificate of incorporation provides for a board of directors that is divided into three classes which may issue preferred stock without any stockholder action. Our certificate of incorporation also does not allow stockholders to act by written consent or for cumulative voting in the election of directors. In addition,
Section 203 of the Delaware General

Corporation Law places restrictions on business combinations with interested stockholders.

INVESTORS IN THE INITIAL PUBLIC OFFERING WILL EXPERIENCE IMMEDIATE DILUTION.

     The initial public offering price was substantially higher than the book value per share of the outstanding common stock immediately after the initial public offering. Accordingly, if you purchased common stock in the initial public offering, you have:

     - paid a price per share that substantially exceeded the value of our assets after subtracting liabilities; and

     - contributed 64% of our capital but only own 17% of the shares outstanding.

                         RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ONLINE
COMMERCE.

     Our future revenues substantially depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt, and/or continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products.

     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

     Our business, financial condition and results of operations would be seriously harmed if:

- - use of the Internet, the Web and other online services does not continue to increase or increases more slowly than expected;

- - the infrastructure for the Internet, the Web and other online services does not effectively support expansion that may occur;

- - the Internet, the Web and other online services do not become a viable commercial marketplace; or

- - traffic to our Web site decreases or fails to increase as expected or if we spend more than we expect to attract visitors to our Web site.

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

     We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be

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

unable to prevent third parties from acquiring and using domain names relating to our brand, which could damage our brand and reputation and take customers away from our Web site. We currently hold the "Ashford.com" and "newwatch.com" domain names and may seek to acquire additional domain names. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. The changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

     The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. Laws regulating the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the Internet.

     In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we fulfill customer orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws. We may also need to modify our software to further protect our customers' personal information.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

     As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online companies. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we carry general liability insurance, our insurance currently does not cover claims of these types. We cannot be certain that we will be able to obtain insurance to cover the claims on reasonable terms or that it will be adequate to indemnify us for all liability that may be imposed on us. Any imposition of liability that is not covered by our insurance or is in excess of insurance coverage could decrease our gross profit.

OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.

     If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Texas. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation could subject our shipments in other states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customer orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

                      RISKS RELATED TO SECURITIES MARKETS

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. After that, we may need to raise additional funds.

PRIOR TO THE INITIAL PUBLIC OFFERING, NO PUBLIC MARKET FOR OUR COMMON STOCK EXISTED AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP OR BE SUSTAINED FOLLOWING THE INITIAL PUBLIC OFFERING.

     Prior to the initial public offering, there was no public market for our common stock. We cannot be certain that an active trading market for our common stock will develop or be sustained. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined by negotiation among us and the underwriters based upon several factors and may not be indicative of future market prices for our common stock.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

     The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

- - actual or anticipated variations in our quarterly operating results;

- - announcements of technological innovations or new products or services by us or our competitors;

- - changes in financial estimates by securities analysts;

- - conditions or trends in the Internet and/or online commerce industries;

- - changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

- - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

- - additions or departures of key personnel;

- - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

- - potential litigation.

     In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

IF OUR STOCK PRICE IS VOLATILE, WE COULD FACE A SECURITIES CLASS ACTION LAWSUIT.

     In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause our stock price to fall.

AFTER THE INITIAL PUBLIC OFFERING, 30,614,429, OR 83%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     After the initial public offering, we have outstanding 36,864,429 shares of common stock. This includes the 6,250,000 we sold in the initial public offering, which may be resold in the public market immediately. The remaining 83%, or 30,614,429 shares, of our total outstanding shares will become available for resale in the public market from time to time beginning 180 days after the closing of the initial public offering.

     As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

SOME SHARES IN THE INITIAL PUBLIC OFFERING MAY HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OF 1933.

     Prior to the effectiveness of the registration statement covering the shares of our common stock sold in the initial public offering, Deutsche Banc Alex. Brown, an underwriter of this offering, provided written materials to approximately 485 persons that we had designated as potential purchasers of up to 437,500 shares of common stock in the initial public offering through a directed share program. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. No person who received these written materials should rely upon them in any manner in making a decision whether to purchase shares of common stock in the initial public offering.

     If the distribution of these materials by Deutsche Banc Alex. Brown did constitute a violation of the Securities Act of 1933, the recipients of these materials who purchased common stock in the initial public offering through the directed share program would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. These damages could total up to approximately $5.7 million, plus interest, based on the initial public offering price of $13.00 per share, if these investors seek recovery or damages after an entire loss of their investment. If this occurs, our business, results of operations and financial condition would be harmed.

                             REGISTERED STOCKHOLDER

         The Reoffer Prospectus relates to shares of Common Stock which have been acquired by Kenneth E. Kurtzman (the "Registered Stockholder"). The Registered Stockholder acquired shares of Common Stock to be offered hereunder pursuant to the exercise of an option granted under the Kenneth E. Kurtzman Stock Option Agreement.

         The following table sets forth certain information with respect to the Registered Stockholder as of September 27, 1999:

                                                                                      Number of
                                                    Number of          Number of      Shares Owned    Percentage of
Registered                Position with            Shares Owned      Shares to be        After          Ownership
Stockholder                the Company           Before Offering    Offered Hereby      Offering      After Offering
                     -------------------------  -----------------  ----------------  --------------  ---------------
Kenneth E.            Chief Executive Officer        1,852,500         1,852,500            0              0%
Kurtzman              and Director


                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholder.

         The Registered Stockholder may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Registered Stockholder may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). The Registered Stockholder will pay usual and customary brokerage fees. Broker-dealers may agree with the Registered Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Stockholder, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Registered Stockholder. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

         To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Registered Stockholder or anyone effecting sales on behalf of the Registered Stockholder may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholer. Sales will be made at prices prevailing at the time of such sales.

         The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Registered Stockholder or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registered Stockholder will be borne by such Registered Stockholder.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Ashford.com, Inc. ("Ashford.com" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

         (a) The Company's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-82759 on Form S-1 filed with the SEC on July 13, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Company's fiscal year ended March 31, 1999; and

         (b) The Company's Registration Statement No. 000-27357 on Form 8-A filed with the SEC on September 16, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article IX of Ashford.com's Amended and Restated Certificate of Incorporation, to be filed in connection with the offering, provides for indemnification of directors to the fullest extent permissible under Delaware law. Article VII of Ashford.com's Amended and Restated By-laws provides for the indemnification of officers, directors and third parties acting on behalf of Ashford.com if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of Ashford.com, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Ashford.com has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Ashford.com's Amended and Restated By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Delaware law permits Ashford.com to purchase and maintain insurance on behalf of any director, officer, employee or agent of Ashford.com against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Ashford.com would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of Delaware law, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws. The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         Ashford.com, Inc. ("Ashford.com" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

         (a) The Company's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-82759 on Form S-1 filed with the SEC on July 13, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Company's fiscal year ended March 31, 1999; and

         (b) The Company's Registration Statement No. 000-27357 on Form 8-A filed with the SEC on September 16, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article IX of Ashford.com's Amended and Restated Certificate of Incorporation, to be filed in connection with the offering, provides for indemnification of directors to the fullest extent permissible under Delaware law. Article VII of Ashford.com's Amended and Restated By-laws provides for the indemnification of officers, directors and third parties acting on behalf of Ashford.com if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of Ashford.com, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Ashford.com has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Ashford.com's Amended and Restated By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Delaware law permits Ashford.com to purchase and maintain insurance on behalf of any director, officer, employee or agent of Ashford.com against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Ashford.com would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of Delaware law, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws. The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

Exhibit Number    Exhibit

     4 Instrument Defining Rights of Stockholders. Reference is made to Company's Registration Statement No. 000-27357 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

     5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

    23.1          Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

    23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

    24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.

    99.1          Kenneth E. Kurtzman Stock Option Agreement.

Item 9.  Undertakings

         A. The undersigned Company hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;
(2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Company's Ashford.com, Inc. 1998 Stock Incentive Plan, the Ashford.com, Inc. 1999 Equity Incentive Plan, the Ashford.com, Inc. 1999 Employee Stock Purchase Plan and the Kenneth E. Kurtzman Stock Option Agreement.

         B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 27th day of September, 1999.


                                   ASHFORD.COM, INC.


                                   By:       /s/ Kenneth E. Kurtzman
                                         ---------------------------------------
                                            Kenneth E. Kurtzman
                                            Chief Executive Officer and Director



                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS:

         That the undersigned officers and directors of Ashford.com, Inc., a Delaware corporation, do hereby constitute and appoint Kenneth E. Kurtzman and David F. Gow, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                                  Title                              Date
- ---------                                                  -----                              ----
       /s/ Kenneth E. Kurtzman            Chief Executive Officer and Director                September 27, 1999
- ---------------------------------------   (Principal Executive Officer)
           Kenneth E. Kurtzman

          /s/ David F. Gow                Vice-President, Finance and Chief Financial         September 27, 1999
- ---------------------------------------   Officer (Principal Financial and Accounting
              David F. Gow                Officer)

         /s/ J. Robert Shaw               Chairman of the Board of Directors                  September 27, 1999
- ---------------------------------------
             J. Robert Shaw

     /s/ James H. Whitcomb, Jr.           President, Chief Operating Officer                  September 27, 1999
- ---------------------------------------   and Director
         James H. Whitcomb, Jr.

         /s/ Kevin R. Harvey              Director                                            September 27, 1999
- ---------------------------------------
             Kevin R. Harvey

       /s/ Colombe M. Nicholas            Director                                            September 27, 1999
- ---------------------------------------
           Colombe M. Nicholas

                                  EXHIBIT INDEX


       Exhibit
       Number     Description
       -------    -----------
         4        Instrument Defining Rights of Stockholders. Reference is made to Company's Registration Statement No. 000-27357 on Form 8-A,
                  together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration
                  Statement.

         5        Opinion and consent of Gunderson Dettmer Stough Villeneuve
                  Franklin & Hachigian, LLP.

         23.1     Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

         23.2     Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                  Hachigian, LLP is contained in Exhibit 5.

         24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.

         99.1     Kenneth E. Kurtzman Stock Option Agreement.